Exhibit 10.48
November 8, 2007
Louis J. Arcudi, III
4 Whitney Road
Hopedale, MA 01747
Dear Lou:
It is my pleasure to extend to you this offer of employment with Idera Pharmaceuticals, Inc. (the “Company”). The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:
1.	Employment. You will be employed to serve on a full time basis as Chief Financial Officer of the Company, effective December 3, 2007 (the “Effective Date”) reporting solely to the Chief Executive Officer and performing such duties as are customarily assigned to a chief financial officer, plus such other duties as may from time to time be assigned to you by the Chief Executive Officer. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.
2.	Base Salary and Bonus. Your base salary will be $230,000 per year. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. You shall also be eligible to receive, at the end of each fiscal year of the Company other than the year ending December 31, 2007, an annual bonus, whether pursuant to a formal bonus or incentive plan or program of the Company or otherwise. With respect to the fiscal year ending December 31, 2008, you shall be eligible to receive a bonus equal to between 20% and 30% of your base salary on the last day of such fiscal year. Such bonus, if any, will be approved by the Board of Directors (the “Board”) in its sole discretion and will be based on both individual and Company performance objectives as developed and determined by the Company in its sole discretion.
3.	Signing Bonus. In addition to your base salary and any annual bonus, you will be eligible to receive a signing bonus of $50,000 payable in two installments of $25,000 each. If you remain employed with the Company on January 31, 2008, then the first installment will be paid on that date and again subject to your continued employment with the Company, the second installment will be paid on May 30, 2008. Notwithstanding the foregoing, in the event that prior to May 30, 2008 you are terminated without cause, then the Company shall pay these bonus installments on the specified payment dates whether or not you are then an employee of the Company.

4.	Benefit Programs. You may participate in any and all benefit programs that the Company may establish and make available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include medical, dental and retirement plans. Any benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.
5.	Severance. In the event that the Company terminates your employment with the Company at any time without Cause, the Company shall continue to pay you your then current base salary for a period ending on the date three (3) months after the termination of your employment (the “Severance Period”), payable in accordance with and at the times contemplated by the Company’s then current payroll practices. In addition, during the Severance Period, the Company will provide you with medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date and to the extent that the Company is able to provide you with such benefits at a cost to the Company that is not in excess of the cost that the Company was paying for such benefits for you immediately prior to your termination. Notwithstanding the foregoing, the Company’s obligations to make such payments and provide such benefits shall be contingent upon your execution of a release in a form reasonably acceptable to the Company.
     For purposes of this offer letter, Cause shall mean (i) a material breach of any material term of this offer letter, (ii) a plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense, (iii) repeated unexplained or unjustified absence, or refusals to carry out the lawful directions of the Board or (iv) material breach of a fiduciary duty owed to the Company under this offer letter, provided that any action or inaction described by (i), (iii) or (iv), above, shall not be the basis of a termination of your employment with the Company for “Cause” unless the Company provided you with at least 20 days advance written notice specifying in reasonable detail the conduct in need of being cured and such conduct was not cured within the notice period or prior to termination.
6.	Equity. Upon the commencement of your employment with the Company, you will receive pursuant and subject to the terms of the Company’s 2005 Stock Incentive Plan, a non-statutory stock option award to purchase 80,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such options shall vest over three years with the first installment vesting on the first anniversary of the grant date and the balance of the shares vesting in equal quarterly installments over the remaining two years . These options shall be evidenced by an option agreement that is consistent with the form of option agreement generally used by the Company and the terms of this offer letter. In the event that during the one year period following the Effective Date a Change of Control occurs, then the vesting of such options shall be accelerated such that on the date of the Change of Control such stock options shall automatically vest as to the first annual installment.
     For purposes of this offer letter, a Change of Control shall mean the occurrence of any of the following events: (i) a change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the members of the Board ceases to be

comprised of individuals who are Continuing Members; for such purpose, a “Continuing Member” shall mean an individual who is a member of the Board on the date of this Agreement and any successor of a Continuing Member who is elected to the Board or nominated for election by action of a majority of Continuing Members then serving on the Board; (ii) any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (iii) any sale of all or substantially all of the assets of the Company; (iv) the complete liquidation or dissolution of the Company; or (v) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.
7.	Invention, Non-Disclosure and Non-Competition Agreement. As a condition of employment, you will be required to execute the Invention, Non-Disclosure and Non-Competition Agreement enclosed herewith as Exhibit A.

8.	Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and e-mail) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information.

9.	Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes any prior understandings, whether written or oral, relating to the terms of your employment with the Company.

11.	Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and/or understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.
If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below, along with the enclosed Invention, Non-Disclosure and Non-Competition Agreement, and return them to me. If you do not accept this offer by November 15, 2007, the offer will be revoked. This offer is contingent on satisfactory reference checks.

Very truly yours,

By: Name:	/s/ SUDHIR AGRAWAL Sudhir Agrawal
Title:	CEO
The foregoing correctly sets forth the terms of my employment with Idera Pharmaceuticals, Inc. I am not relying on any representations other than as set forth above.

/s/ LOUIS J. ARCUDI, III Name: Louis J. Arcudi, III	Date: 11/8/07

Exhibit A

INVENTION, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT
     IN CONSIDERATION of my being engaged as an employee of Idera Pharmaceuticals, Inc., a Delaware corporation, having an address at 167 Sidney Street, Cambridge, Massachusetts 02139 (“Idera”), and for other valuable consideration, the receipt and sufficiency of which are acknowledged, I agree as follows:
1. Confidential Information.
     (a) I agree that all materials and information, whether or not in writing, of a private, secret or confidential nature concerning Idera’s technology, business or financial affairs (collectively, “Confidential Information“) is and shall be the exclusive property of Idera. I will not disclose any Confidential Information to others outside Idera or use the same for any purposes (other than in the performance of my duties as an employee of or consultant to Idera) without the prior written approval of a senior executive officer of Idera, either during or after my employment or consultancy, unless and until such Confidential Information has become public knowledge without fault by me.
     (b) By way of illustration, and not limitation, Confidential Information shall include, whether tangible or electronic version: all inventions, discoveries, improvements, methods, developments, ideas, research plans and results, nucleic acid sequences, software, models, methods, notebooks (either paper copy or electronic copy), practices, systems, plans, policies, formulas, designs, products, projects and know-how which Idera owns, controls or has access to or which relate to Idera’s technology or business; all information pertaining to the financial condition, business affairs or prospects of Idera; and all supplier, client or customer lists of Idera.
     (c) All tangible materials, either in paper form or electronic form, containing Confidential Information or copies thereof and all tangible property of Idera in my custody or possession shall be delivered to Idera upon the earlier of (i) a request by Idera or (ii) termination of my employment or consultancy. After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.
     (d) I agree that my obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and my obligation to return materials and tangible property set forth in paragraph (c) above, also extends to such types of information, materials and tangible property of customers of Idera or suppliers to Idera or other third parties who may have disclosed or entrusted the same to Idera or to me in the course of Idera’s business.
2. Developments.
     (a) I will make full and prompt disclosure to Idera of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether or not patentable or copyrightable, which are created, made, conceived or reduced to practice by me or under my direction or jointly with others in the course of my employment or consultancy with Idera, whether or not during normal working hours or on the premises of Idera (all of which are collectively referred to in this Agreement as “Developments”).
     (b) I agree to assign and do hereby assign to Idera (or any person or entity designated by Idera) all my right, title and interest in and to all Developments and all related patents, patent applications, certificates of invention, applications for certificates of invention, utility models, applications for utility models, copyrights, copyright applications and other industrial and intellectual property rights. I also hereby agree to waive and do hereby waive all claims to moral rights in all Developments.
     (c) I agree to cooperate fully with Idera, both during and after my employment or consultancy with Idera, with respect to the procurement, maintenance and enforcement of copyrights, patents and other industrial and intellectual property rights (both in the United States and foreign countries) relating to Developments. Idera will reimburse you for all reasonable and necessary expenses incurred or paid you in connection with the performance of such services to procure, maintain or enforce any of Idera’s property rights in relation to this subsection.
3. Other Agreements.
     (a) I represent that my performance of all the terms of this Agreement and as an employee of or consultant to Idera does not and will not breach any agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party nor any agreement to keep in confidence information, knowledge or data acquired by me in confidence or in trust prior to my employment or consultancy with Idera. I will not disclose to Idera or induce Idera to use any confidential or proprietary information or material belonging to any previous employer or others. I will not hereafter grant anyone any rights inconsistent with the terms of this Agreement.
     (b) I represent that I am not under investigation by the FDA or other regulatory authority for debarment action, nor have I been debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.) or any analogous law or statute.
4. United States Government Obligations.
     I acknowledge that Idera from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on Idera regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of Idera under such agreements.
     5. Non-Compete.

During the period of my employment by or engagement as a consultant to Idera and for a period of one (1) year following the date of termination or expiration thereof, I will not directly or indirectly:
          (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in developing, producing, performing, marketing or selling oligonucleotide-based products, processes or services for or on behalf of any entity whose principal business is creating or developing oligonucleotide-based products or therapeutics; or
          (ii) recruit, solicit or induce, or attempt to induce, any employee, agent, consultant or contractor of Idera to terminate his, her or its employment with, or otherwise cease his, her or its relationship with, Idera; or
          (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Idera which are contacted solicited or served by me while employed by or engaged as a consultant to Idera.
6. General.
     (a) This Agreement sets forth the entire agreement, and supersedes all prior agreements, whether written or oral, between me and Idera relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and Idera.
     (b) This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of Idera and its successors and assigns.
     (c) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions.
     (d) This Agreement does not constitute a contract of employment or consultancy and does not imply that my employment or consultancy will continue for any period of time. I agree that any change or changes in my position, duties, salary or compensation after the signing of this Agreement will not affect the validity or scope of this Agreement.
     (e) I understand and agree that my obligations under this Agreement shall be effective as of the date of commencement of my employment or consultancy and shall survive any expiration or termination of my employment or consultancy. I further understand and agree that this Agreement shall remain in effect and my obligations under this Agreement shall remain applicable following any change in my status from that of an employee to that of a consultant and vice versa, without any need for me to acknowledge or sign a new agreement and without any need for additional consideration.
     (f) If any term or provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable to any extent or in any application, such term or provision shall be interpreted so as to be valid and enforceable to the fullest extent and in the broadest application permitted by law, and all of the terms and provisions of this Agreement shall not otherwise be affected thereby.
     (g) I agree that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Idera and are reasonable for such purpose. I agree that any breach of this Agreement will cause Idera substantial and irreparable harm and, therefore, in the event of any such breach, in addition to such other remedies which may be available, Idera shall have the right to seek specific performance and other injunctive and equitable relief.
     I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

Signature of Employee

Printed Name

Date:

AGREED AND ACCEPTED:	Signature
IDERA PHARMACEUTICALS, INC.
Printed Name
By:

Title:

Date:

WITNESS: